Exhibit 99.1
CanArgo Energy Corporation
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
MANAVI 12 OPERATIONS UPDATE
February 5, 2008 — Guernsey, Channel Islands — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR, AMEX: CNR) today gave an update on ongoing operations at the Manavi 12 well in Georgia following the acid fracturing stimulation completed on January 28, 2008.
Following the initial flow-back of treatment fluids from the Manavi 12 well after the successful acid fracture stimulation, it was planned to replace the 5 inch frac string required for the stimulation operation with 2 7/8 inch production tubing so as to enable a comprehensive well testing program to be undertaken. Attempts to set a blanking plug in the lower completion in the well, to isolate the reservoir interval, using coil tubing were abandoned following a mechanical failure of the injector head causing damage to the coil tubing and plug. A wireline logging unit is now being mobilised to Georgia from Azerbaijan and is expected on site at M12 tomorrow. Once the plug is properly set, the upper completion string will be changed over and the well will be prepared for testing. It is anticipated that this operation will take approximately 10 days after which production testing will resume.
As part of the testing program, a wireline-conveyed production logging tool will be run in the well to help locate fluid entry points to the well and provide downhole flow rate and pressure data during the test. This data will assist in the evaluation of well conditions and reservoir performance and help assess the overall potential of the well.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.
For more information please contact:
USA
Sabin Rossi, VP External Affairs and Investor Relations
CanArgo Energy Corporation
Tel : +1 617 669 1841
Fax : +1 617 973 6406
e-mail: sabin@canargo.com

NORWAY
Eric Cameron
Gambit H&K AS
Tel: +47 (22) 048200